Exhibit 99.1

Teknova Reports Second Quarter 2021 Financial Results

—$8.3 million in total revenue, up 38% year-over-year—

—Strong cash position of $108.0 million supports investment in long-term growth strategy—

HOLLISTER, Calif., August 11, 2021 – Alpha Teknova, Inc. (“Teknova”) (Nasdaq: TKNO), a leading provider of critical reagents for the development and production of biopharmaceutical products including drug therapies, novel vaccines, and molecular diagnostics, today announced financial results for the second quarter ended June 30, 2021.

“We are pleased with our performance during the second quarter of 2021, as we continued to see strong demand across our Lab Essentials and Clinical Solutions product categories,” said Stephen Gunstream, President and CEO of Teknova. “Together with the successful completion of our initial public offering, our growing revenue supports our long-term strategy by fueling investments to increase production capacity and to extend our commercial and R&D capabilities in the near term.”

Corporate and Financial Updates

•

Second quarter 2021 revenue of $8.3 million, up 38% as compared to $6.0 million in the second quarter of 2020 and up 41% as compared to $5.9 million in the second quarter of 2020, when Sample Transport medium revenue is excluded

•	Completed initial public offering, raising approximately $99.1 million in proceeds, after deducting underwriting discounts and commissions, and other offering expenses

•	Strengthened Board with the independent Director appointments of life science veterans Robert McNamara, Brett Robertson, and Alexander Vos

•	Began construction on new state-of-the art GMP manufacturing facility in Hollister, CA

•	Established our Scientific Affairs team to engage with scientists active in cell and gene therapy research and development

Revenue for the Second Quarter and Year-to-Date

$000s	Three months ended June 30			Six months ended June 30
Unaudited	2021	2020	YoY Chg	2021	2020	YoY Chg
Lab Essentials	6,456	4,430	46%	13,246	9,679	37%
Clinical Solutions	1,593	1,208	32%	2,664	1,787	49%
Sample Transport	37	174	(78%)	961	174	453%
Other	227	232	(2%)	520	516	1%

Total Revenue	8,313	6,044	38%	17,391	12,156	43%

Second Quarter 2021 Financial Highlights

Total revenues for the second quarter 2021 were $8.3 million, a 38% increase from $6.0 million in the second quarter 2020. Excluding Sample Transport medium, revenues for the second quarter 2021 were $8.3 million, a 41% increase from $5.9 million in the second quarter 2020.

Gross profit for the second quarter 2021 was $3.4 million, compared to $3.5 million in the second quarter 2020. Gross margin for the second quarter 2021 was 40.4% of revenue, compared to 57.4% of revenue in the second quarter of 2020. Cost of sales in the second quarter 2021 included a $0.7 million one-time reserve related to excess Sample Transport medium inventory.

Operating expenses for the second quarter 2021 were $5.9 million compared to $2.8 million in the second quarter 2020. The increase was driven by increased headcount in research and development, sales and marketing, and general and administrative functions to support our new product development efforts, develop our commercial presence and increase customer support, and build the infrastructure necessary to support our growth strategy.

Net loss attributable to common stockholders for the second quarter 2021 was $2.3 million, or $0.52 per share, compared to net income attributable to common stockholders of $0.1 million, or $0.02 per share, for the second quarter 2020.

Adjusted EBITDA for the second quarter 2021 was negative $1.5 million, compared to $1.2 million for the second quarter 2020.

As of June 30, 2021, the Company had $108.0 million in cash and cash equivalents.

Conference Call and Webcast

Teknova will host a webcast and conference call today, Wednesday, August 11, beginning at 4:30 p.m. ET. Participants may access the live webcast on the Investor Relations section of the Teknova website and at this link: https://edge.media-server.com/mmc/p/avgvftny. The conference call can be accessed by dialing 877-312-1451 for domestic callers and 470-495-9521 for international callers. The conference ID number is 2756899. A replay will be available for 30 days on the Investor Relations section of the Teknova website.

About Teknova

Teknova is expediting clinical breakthroughs in the life sciences by providing custom products and reagents for bioprocessing, bioproduction, and molecular diagnostics. With a focus on agility and customization, Teknova delivers research-grade and GMP products including cell culture media and supplements, protein and nucleic acid purification buffers, and molecular biology reagents for a multitude of established and emerging applications, including cell and gene therapy, mRNA therapeutics, genomics, and synthetic biology. Teknova’s proprietary processes enable the manufacture and delivery of high quality, custom, made-to-order products on short turnaround times and at scale across all stages of development, including commercialization.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of our business and the effectiveness of our business strategies: (a) Adjusted EBITDA and (b) Adjusted Free Cash Flow.

Teknova defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for income taxes, depreciation expense, amortization of intangible assets and stock-based compensation expenses. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that we do not consider representative of our ongoing operating performance.

Teknova defines Adjusted Free Cash Flow as Adjusted EBITDA less capital expenditures.

Teknova presents Adjusted EBITDA and Adjusted Free Cash Flow in this press release because Teknova believes analysts, investors, and other interested parties frequently use these measures to evaluate companies in our industry and that they facilitate comparisons on a consistent basis across reporting periods. Further, Teknova believes they are helpful in highlighting trends in our operating results because they exclude items that are not indicative of our core operating performance.

Adjusted EBITDA and Adjusted Free Cash Flow have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Teknova may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, Teknova expects to incur meaningful share-based compensation expense in the future. Other limitations include the following, which Adjusted EBITDA and Adjusted Free Cash Flow do not reflect:

•	all expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in our working capital needs;

•	provision for income taxes, which may be a necessary element of our costs and ability to operate;

•	the costs of replacing the assets being depreciated, which will often have to be replaced in the future;

•	the non-cash component of employee compensation expense; and

•	the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations.

In addition, Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to our long-term growth strategy, demand for our products, expansion of our production capacity and commercial and R&D capabilities. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our cash flows and revenue growth rate; our supply chain, sourcing, manufacturing and warehousing; inventory management; risks related to global economic and marketplace uncertainties related to the impact of the COVID-19 pandemic; reliance on a limited number of customers for a high percentage of our revenue; acquisitions of other companies and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on June 25, 2021, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contacts

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-216-1830

Sara Michelmore

MacDougall

smichelmore@macbiocom.com

+1 781-235-3060

Media Contact

Matthew Corcoran

MacDougall

mcorcoran@macbiocom.com

+1 617-866-7350

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of June 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$108,022	$3,315
Short-term investments	—	1,811
Accounts receivable, net	4,058	4,623
Inventories	3,880	3,582
Income taxes receivable	1,638	1,417
Prepaid expenses and other current assets	719	1,666

Total current assets	118,317	16,414
Property, plant and equipment, net	18,326	10,008
Goodwill	16,613	16,613
Intangible assets, net	19,278	19,852
Other non-current assets	31	24

Total assets	$172,565	$62,911

LIABILITIES, CONVERTIBLE AND REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,640	$1,635
Accrued liabilities	3,301	2,327

Total current liabilities	5,941	3,962
Deferred tax liabilities	5,242	5,990
Other accrued liabilities	312	350
Long term debt	11,782	—
Deferred rent	253	204

Total liabilities	23,530	10,506

Convertible and redeemable preferred stock	—	35,638
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	149,675	14,495
(Accumulated deficit) retained earnings	(640)	2,265
Accumulated other comprehensive income	—	7

Total stockholders’ equity	149,035	16,767

Total liabilities, convertible and redeemable preferred stock and stockholders’ equity	$172,565	$62,911

ALPHA TEKNOVA, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$8,313	$6,044	$17,391	$12,156
Cost of sales	4,959	2,575	9,012	5,058

Gross profit	3,354	3,469	8,379	7,098
Operating expenses:
Research and development	851	341	1,548	667
Sales and marketing	904	481	1,609	831
General and administrative	3,838	1,656	8,002	3,310
Amortization of intangible assets	287	287	574	574

Total operating expenses	5,880	2,765	11,733	5,382

(Loss) income from operations	(2,526)	704	(3,354)	1,716
Other income (expenses), net
Interest income (expense), net	(304)	23	(296)	55
Other expense, net	(3)	(4)	(2)	(25)

Total other income (expenses), net	(307)	19	(298)	30

(Loss) income before income taxes	(2,833)	723	(3,652)	1,746
(Benefit from) provision for income taxes	(583)	211	(747)	286

Net (loss) income	(2,250)	512	(2,905)	1,460

Less: undistributed income attributable to preferred stockholders	—	(425)	—	(1,211)

Net (loss) income attributable to common stockholders	$(2,250)	$87	$(2,905)	$249

Net (loss) income per share attributable to common stockholders
Basic	$(0.52)	$0.02	$(0.73)	$0.07
Diluted	$(0.52)	$0.02	$(0.73)	$0.07
Weighted average shares used in computing net (loss) income per share attributable to common stockholders
Basic	4,328,222	3,599,232	3,965,741	3,599,232
Diluted	4,328,222	3,636,724	3,965,741	3,636,724

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(unaudited)

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income – as reported	$(2,250)	$512	$(2,905)	$1,460
Add back:
Interest expense (income), net	304	(23)	296	(55)
(Benefit from) provision for income taxes	(583)	211	(747)	286
Depreciation expense	413	189	778	358
Amortization of intangible assets	287	287	574	574

EBITDA	$(1,829)	$1,176	$(2,004)	$2,623

Other and one-time expenses:
Stock-based compensation expense	302	—	485	—

Adjusted EBITDA	$(1,527)	$1,176	$(1,519)	$2,623

Less: capital expenditures	(4,674)	(584)	(8,558)	(953)

Adjusted Free Cash Flow	$(6,201)	$592	$(10,077)	$1,670